9 Meters Biopharma Provides Business Update and Reports
Financial Results for Third Quarter 2022

•Positive final results from the vurolenatide Phase 2 VIBRANT study in short bowel syndrome (SBS) reaffirmed the efficacy and safety of vurolenatide and determined the Phase 3 dose and regimen
•Clinical plans and activities are underway including site and patient recruitment to facilitate Phase 3 study initiation upon protocol finalization with FDA this quarter

RALEIGH, NC / ACCESSWIRE / November 8, 2022 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today provided an overview of its recent achievements, important upcoming milestones, and financial results for the third quarter ended September 30, 2022.

John Temperato, President & Chief Executive Officer of 9 Meters Biopharma, commented: "The successful completion of the VIBRANT study was a key milestone in our efforts to progress vurolenatide for SBS. Vurolenatide is the first GLP-1 agonist being developed specifically for SBS and directly addresses the malabsorption of nutrients and fluids by replacing missing GLP-1. The unique mechanism of action, as observed in the VIBRANT study, resulted in a decrease in both total stool output and parenteral support volume with a rapid onset of action, sustained response, and an every two-week dosing regimen. Furthermore, unlike the GLP-2 class, which is only applicable to patients on parenteral support, vurolenatide is being developed to address all SBS patients including the nearly 50% of patients not on parenteral support, for which there are no current treatment options. We look forward to finalizing protocol details in the fourth quarter and plan to initiate the Phase 3 program shortly thereafter.”

Clinical Development and Business Highlights

Positive final results from Phase 2 study of vurolenatide in SBS

•9 Meters announced final results of its Phase 2 trial known as VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT) evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS.
•Over the six-week observation period, 50 mg of vurolenatide dosed every two weeks (Q2W) demonstrated a 30% reduction in the primary endpoint, mean reduction in total stool output (TSO), compared with a 32% increase for placebo - for a mean relative reduction of 62%. Based on these results, together with the most favorable adverse event and optimal pharmacokinetic profile, the Company plans to move this dose regimen forward into a pivotal clinical development program.
•We also evaluated the change from baseline in parenteral support (PS) volume as an important secondary endpoint. Five patients were receiving parenteral support at study entry. They experienced a mean decrease of 17% in the parenteral support volume by week two. This effect was sustained throughout the six-week observation period, with two patients remaining stable and three experiencing a mean decrease in PS of 28%.
•Vurolenatide was generally well tolerated with mild to moderate and transient side effects.

End-of-Phase 2 meeting and plans for Phase 3

•9 Meters recently shared the VIBRANT clinical data with the U.S. Food and Drug Administration (FDA) during an End-of-Phase 2 meeting. Based on the outcome of this meeting and the Phase 2 data, the Company intends to finalize the Phase 3 protocol during the fourth quarter of 2022.

•Clinical plans and activities are underway with our engagement of a global clinical research organization (CRO) that has initiated site and patient recruitment. We expect the clinical program will include study sites in the U.S., Canada, and Europe.
•The Company plans to provide further details on the Phase 3 vurolenatide clinical development program and timeline following protocol finalization.

Pre-Clinical Pipeline Update

NM-136 (anti-GIP humanized monoclonal antibody)

•NM-136 is a long-acting, highly specific, humanized anti-GIP monoclonal antibody. Pilot batches have been manufactured in support of Investigational New Drug (IND) -enabling studies.
•Two posters were presented at the American College of Gastroenterology (ACG) Conference on October 23 highlighting preclinical data investigating the use of humanized monoclonal antibodies (hu-mAbs) to glucose-dependent insulinotropic polypeptide (GIP) to prevent and treat obesity in an animal model. The data demonstrated that the administration of an anti-GIP mAb attenuates the development of obesity in mice and supports the hypothesis that a reduction in GIP signaling appears to affect body weight without suppressing food intake and might provide a useful method for the treatment and prevention of obesity.
•Preclinical work is ongoing to support a potential IND in 2023 to treat obesity disorders.

NM-102 (proprietary tight junction microbiome modulator)

•9 Meters is collaborating with Gustave Roussy, a leading cancer center in France. Gustave Roussy is expanding on the preclinical research showing that NM-102 was effective when combined with immune checkpoint inhibitors (ICIs) in a mouse model of aggressive skin melanoma, and in combination, improved survival compared to ICIs alone.
•The Company is also collaborating with NYU Langone Health to investigate the pre-clinical use of NM-102 for an undisclosed autoimmune condition with a large unmet need.
•Preclinical work including testing and formulation development are ongoing to support a potential IND filing in 2023.

Key Anticipated Near-Term Milestones

•Finalization of Phase 3 protocol for vurolenatide in SBS
•Phase 3 vurolenatide SBS study initiation as early as 4Q 2022
•Completion of IND-enabling work for NM-102 and NM-136 supporting IND submissions in 2023

Third quarter 2022 Financial Results

As of September 30, 2022, the Company's cash and cash equivalents totaled approximately $39.4 million, of which $23.5 million was restricted cash, compared to cash and cash equivalents of approximately $29.5 million as of June 30, 2022. The Company anticipates that its cash runway is sufficient to fund the ongoing clinical programs into the second half of 2023.

On June 30, the Company entered into a senior secured convertible notes facility (the “Convertible Note”) for up to $70 million as part of an overall financing strategy to support the continued development of vurolenatide for short bowel syndrome through NDA submission. The Company drew an initial gross of $21 million upon closing of the convertible note on July 15, 2022, and has the ability to access up to an additional $50 million in $5 - $20 million tranches per quarter over 18 months, provided the Company meets certain requirements, including raising additional capital.

The Company reported a net loss of approximately $9.4 million, or $0.72 per share ($0.04 per share on a pre-split basis), for the third quarter of 2022, compared to a net loss of approximately $13.5 million, or $1.06 per share ($0.05 per share on a pre-split basis) for the third quarter of 2021. This decrease was primarily due to the discontinuation of the larazotide Phase 3 program in celiac disease. Earnings per share has been retroactively adjusted to reflect the 1-for-20 reverse stock split effected on October 17, 2022.

About Short Bowel Syndrome

SBS is a rare, debilitating disorder resulting from the loss of functional small intestine, due to intestinal resection from trauma, vascular events, malignancies, and chronic inflammatory bowel disease (IBD). SBS can have a significant impact on quality of life and life expectancy due to complications including diarrhea, dehydration, and malnutrition related to the intestine’s compromised ability to digest food and absorb nutrients, electrolytes, and water (Storch, KJ, 2014; Parrish, C., 2017). The main symptom of SBS is severe diarrhea which can lead to dehydration, malnutrition, and weight loss (National Institute of Diabetes and Digestive and Kidney Diseases). The only therapeutic currently available to treat SBS is a glucagon-like peptide 2 (GLP-2) agonist, which is only indicated for patients dependent on parenteral support (IV administration of nutrition and fluids), which represents less than half the patients with SBS.

About Vurolenatide

Vurolenatide is an investigational drug in Phase 3 development for the treatment of adult patients with SBS regardless of the need for parenteral support. Vurolenatide is a proprietary long-acting injectable glucagon-like peptide 1 (GLP-1) receptor agonist that utilizes proprietary XTEN® technology to extend its circulating half-life. GLP-1 is a hormone released from the intestine following a meal that slows the transit of food and fluid through the stomach and upper intestine; this normal physiological phenomenon is often referred to as the “ileal brake”. The normal GLP-1 response may be compromised in patients with SBS due to the removal or shortening of the portion of the intestine that secretes GLP-1. Vurolenatide is the first GLP-1 agonist being developed specifically for SBS and directly addresses the malabsorption of nutrients and fluids by replacing missing GLP-1.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary long-acting GLP-1 agonist for SBS, and several near clinical-stage assets.

For more information please visit or follow 9 Meters on Twitter, LinkedIn, and Facebook.

Forward-Looking Statement

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to our ability to successfully implement our strategic plans, including reliance on our lead product candidate; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the inability of 9 Meters to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to leveraging the Company by borrowing money under the debt facility and compliance with its terms; reliance on collaborators; reliance on research and development partners; uncertainties regarding the effect of the reverse stock split and our continued listing on Nasdaq; risks related to cybersecurity and data privacy; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters' Annual Report on Form 10-K for the year ended December 31, 2021, as amended or supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Media Contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

SOURCE: 9 Meters Biopharma, Inc.